Exhibit 10.11

Ann Anthony Employment Agreement v6 (final).docx

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), which becomes effective upon the completion of the merger between ONE Nuclear Energy LLC and Hennessy Capital Investment Corp VII (the “Effective Date”), is made and entered into by and between ONE Nuclear Energy, Inc. (the “Company”) and Ann Anthony (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to accept such employment, upon and subject to the terms and conditions of this Agreement.

WHEREAS, the Executive acknowledges that by virtue of their position with the Company, they will have access to Company Confidential and Proprietary Information and Customer Relationships, as those terms are defined by this Agreement or otherwise interpreted under Florida law.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. At-Will Employment. The parties’ employment relationship (the “Term”) shall be “at-will,” meaning that either party may end the employment relationship at any time, with or without cause, and with or without notice. For the avoidance of doubt, the provisions of Sections 4 and 5 below shall survive any termination of the Term and/or this Agreement.

2. Position, Duties and Responsibilities

(a) Position. During the Term, Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer, and shall perform such duties as are usual and customary for Executive’s position. At the Company’s request, Executive shall serve the Company and/or its subsidiaries or affiliates in such other capacities as the Company shall designate (without additional compensation).

(b) Exclusivity. During the Term, Executive shall devote Executive’s best efforts and full business time and attention to the business and affairs of the Company, its subsidiaries and its affiliates. During the Term, Executive shall not (i) serve as an employee or consultant for any other entity or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates. The Company acknowledges that Executive currently serves on two (2) Boards of Directors, not associated with the Company. The Company agrees that Executive may continue in her role as Director with said companies. Notwithstanding the foregoing, executive may serve on additional Boards of Directors with the prior written approval of the Company, which approval shall not be unreasonably withheld.

(c) Principal Location. During the Term, Executive shall perform the services required by this Agreement primarily at the Company’s facilities in West Palm Beach, Florida except for travel as may be reasonably necessary to fulfill Executive’s duties and responsibilities hereunder. Executive agrees to provide the services required by this Agreement in person at the Company’s facilities in West Palm Beach, Florida for at least two (2) weeks per month.

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Ann Anthony Employment Agreement v6 (final).docx

3. Compensation and Benefits; Expenses.

(a) Compensation. Executive’s annual salary, bonus potential, and long term equity incentives are set forth in Exhibit A hereto.

(b) Benefits; Vacation. During the Term, Executive will become eligible to participate in the Company’s applicable health, welfare and retirement benefit plans, policies and programs including health insurance for Executive’s self, spouse, and minor and special needs dependents. Executive shall be eligible for the standard number of vacation days as all other executives as defined by Company policy. At present, Company policy states that all employees are eligible for twenty (20) days of paid vacation per calendar year, plus Company holidays. Nothing contained in this Section 3(b) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain, or restrict the Company’s ability to amend or terminate, any health, welfare, retirement, fringe, vacation, or other benefit plan(s) or program(s) at any time.

(c) Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary travel and other business expenses properly incurred by Executive (subject to Executive’s proper substantiation of such expenses).

4. Obligations upon Termination.

(a) General. In the event that Executive’s employment under this Agreement terminates during the Term for any reason, upon such termination, the Company shall pay to Executive (or Executive’s estate) in a single lump sum payment, within thirty (30) days after the Termination Date (as defined below), or such earlier date as may be required by applicable law, the aggregate amount (in each case, if any) of: (i) any earned but unpaid Base Salary through the Termination Date, (ii) to the extent required by applicable law, any accrued, unused vacation through the Termination Date, and (iii) unreimbursed business expenses incurred prior to the Termination Date that are reimbursable in accordance with Section 3(c) above (together, the “Accrued Obligations”). Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans.

(b) Termination of Offices and Directorships; Full Settlement. Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions then held with the Company or its affiliates and shall take all actions reasonably requested by the Company to effectuate the foregoing. Except as expressly provided in this Agreement, the Company shall have no further obligations, and Executive shall have no further rights or entitlements, in connection with or following Executive’s termination of employment.

(c) Return of Property. Upon termination of Executive’s employment for any reason (or such earlier date as may be required by the Company), Executive shall return to the Company (i) all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and any other Company-owned property in Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any confidential information of the Company and its affiliates including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing.

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5. Restrictive Covenants. To protect the trade secrets and Confidential Information (as defined below) of the Company and its subsidiaries and affiliates (together, the “Company Group”) and its customers and clients that have been and will be entrusted to Executive, the business goodwill of the Company Group that will be developed in and through Executive and the business opportunities that will be disclosed or entrusted to Executive by the Company Group, and in consideration of the payment or provision of the compensation and benefits hereunder by the Company and Executive’s continued employment with the Company or its affiliates, and further as a material inducement for the Company to enter into this Agreement with Executive, Executive hereby acknowledges and agrees to be bound by the restrictive covenants set forth in this Section 5, which shall be in addition to (not in lieu of) any similar covenants or restrictions otherwise agreed to by Executive in any arrangement with the Company Group (together, the “Restrictions”):

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company Group to maintain as secret and confidential (A) all valuable and unique information; (B) other information heretofore or hereafter acquired by the Company Group and deemed by it to be confidential; and (C) information developed or used by the Company Group relating to the business, operations, employees and/or customers of the Company Group including, but not limited to, any employee information (all such information described in the foregoing clauses (A), (B) and (C) (other than information which is (x) known to the public or becomes known to the public through no fault of Executive; (y) received by Executive on a non-confidential basis from a Person that is not bound by an obligation of confidentiality to the Company Group; or (z) in Executive’s possession prior to receipt from the Company Group, as evidenced by Executive’s written records) is hereinafter referred to as “Confidential Information”). The parties hereto recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of Executive’s employment by the Company, Executive may acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company Group. Accordingly, Executive shall not at any time during or after the Term, except in the proper performance of Executive’s duties under this Agreement, directly or indirectly, without the prior written consent of the Board, disclose to any Person (as defined below) other than the Company, whether or not such Person is a competitor of the Company Group, and shall use Executive’s best efforts to prevent the publication or disclosure of, any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, firm or other business of whatever nature.

(b) Non-Competition. During the Term and for twelve (12) months thereafter (the “Restricted Period”), Executive shall not provide services that are the same as or similar to the services that Executive provided for the Company, in the continental United States and any other geographic area where Executive worked or had responsibility during the last twelve (12) months of Executive’s employment with the Company. Executive acknowledges and agrees that Executive was given at least 7 days to review and consider this covenant before entering into this Agreement, and was also advised in writing of the right to seek counsel prior to signing this Agreement.

(c) Non-Solicitation of Company Group Personnel. During the Restricted Period, Executive shall not, in any manner (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly (i) solicit for employment or engagement any Person who was employed by the Company Group and personally interacted with Executive during the Term and, at the time of such solicitation is or was employed or engaged by the Company Group as an employee, consultant, independent contractor or other individual service provider; or (ii) solicit, canvass, induce or encourage any employee, consultant, independent contractor or other individual service provider of the Company Group who personally interacted with Executive during the Term to leave the employment or service of, or cease providing services to, the Company Group, as applicable. Nothing contained in this Section 5(c) shall restrict Executive from conducting any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) for employees that is not targeted at any employee of the Company Group, including, without limitation, through the use of employment agencies.

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(d) Non-Solicitation of Customers. During the Restricted Period, Executive shall not, in any manner, (whether on Executive’s own account, or as an employee, director, consultant, contractor, agent, partner, manager, joint venturer, owner, operator or officer of any other Person, or in any other capacity) either directly or indirectly: (i) solicit or attempt to solicit business from, aid or induce any customer of the Company Group who was a customer during the Term and with whom Executive had material contact to purchase goods or services of the type sold by the Company Group or assist or aid any other individual or entity in identifying or soliciting any such customer who was a customer during the Term and with whom Executive had material contact to purchase goods or services of the type sold by the Company Group; (ii) induce or attempt to induce any customer, supplier or other business relation of the Company Group who was a customer, supplier or other business relation of the Company Group during the Term and with whom Executive had material contact to terminate, reduce, or otherwise adversely change its relationship with the Company Group; or (iii) interfere, or aid or induce any other individual or entity in interfering, with the relationship between the Company Group, on the one hand, and any customer, supplier or other business relation of the Company Group who was a customer, supplier or other business relation of the Company Group during the Term and with whom Executive had material contact, on the other hand.

(e) Non-Disparagement. During the Restricted Period, Executive acknowledges and agrees that Executive will not, and will cause Executive’s heirs and affiliates not to, make or cause to be made any public statements that disparage the Company Group or any of its employees, officers, directors, shareholders and/or agents; provided, that nothing in this Section 5(e) shall prevent Executive from (i) responding truthfully to subpoenas or other similar forms of legal process as issued by a court of law or government agency having jurisdiction over the matter or responding truthfully to any inquiry initiated and made by any governmental entity having authority to initiate and make an inquiry; provided, however, that in the event disclosure is required by law or sought by way of a government inquiry, Executive shall, if permitted by law, provide the Company with prompt notice before such disclosure, sufficient to enable the Company Group to either seek a protective order, at its expense, or other appropriate remedy preventing or prohibiting such disclosure (and Executive shall reasonably cooperate with the Company Group in seeking any such protective order or other appropriate remedy); (ii) reporting violations of law; or (iii) engaging in protected concerted activity or other conduct which by applicable law cannot be subject to such a covenant not to disparage.

(f) Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by Executive during the Term either during the course of performing work for the Company Group, or its clients, or which are related in any manner to the Company Business (commercial or experimental) or its clients (collectively, the “Work Product”) shall belong exclusively to the Company Group and shall, to the extent possible, be considered a work made for hire by Executive for the Company Group within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made for hire by Executive for the Company Group, Executive hereby irrevocably assigns and automatically irrevocably assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Executive may have in such Work Product and waives all moral rights with respect thereto. Upon the request of the Company Group, Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Executive shall further: (i) promptly disclose the Work Product to the Company Group and (ii) give testimony in support of Executive’s inventions or other Work Product, all at the sole cost and expense of the Company Group. Executive hereby designates and appoints the Company Group and its duly authorized officers and agents as Executive’s agent and attorney in fact, with full power of substitution, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive if the Company Group is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations assigned to the Company Group in accordance herewith, said power being coupled with an interest and being irrevocable. Executive represents and warrants that Executive has disclosed to the Company Group all inventions, original works of authorship, developments, improvements, and trade secrets which were conceived of, reduced to practice, created or otherwise developed prior to Executive’s employment with the Company Group which belong to Executive, which relate to the Company Business, the Company’s products or services, and which are not assigned to the Company Group hereunder. Executive shall not incorporate into or use any of the foregoing in connection with any Company Group product or service without first providing written notice thereof to the Company Group and obtaining the Company Group’s written consent. If in the course of Executive’s employment with the Company Group, Executive incorporates into a Company product or service any of the foregoing, Executive hereby grants to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, sublicense and sell same as part of or in connection with such product or service.

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(g) Certain Exceptions. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if Executive files a lawsuit for retaliation by Executive’s employer for reporting a suspected violation of law, Executive may disclose trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(h) Extension of Time. If Executive violates any provision of Sections 5(b), (c), (d) or (e), and the Company Group seeks injunctive relief with respect to any such violation, then the applicable Restricted Period shall be extended for an additional period of time equal to the time period in which such proceeding (including all appeals) is pending.

(i) Interpretation. For the avoidance of doubt, the non-competition covenant(s) and restrictions in this Agreement are specifically intended by the Parties to be governed and interpreted by Sections 542.41-542.45, Florida Statutes as a covered agreement. The Parties agree that the Company is a covered employer, and that Executive is a covered employee within the meaning of those statutory sections. If any provision of this Agreement is deemed to be unenforceable or not considered a covered agreement within the meaning of Sections 542.41-542.45, Florida Statutes, the Parties specifically agree that any conflicting, offending or unenforceable provision shall be interpreted and separately enforceable and valid under Section 542.335, Florida Statutes. If the covenants set forth in this Section 5 are determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great of a period of time or over too great a geographic area, or by reason of being too extensive in any other respect, the applicable covenant shall be interpreted to provide for the longest period of time, over the greatest geographic area and/or the broadest scope of activities and to otherwise have the broadest application, as shall be enforceable by applicable law. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants set forth in this Section 5 shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which the business of the Company Group is being conducted.

(j) Continuing Operation; Survival. None of the termination of Executive’s employment, the Term or this Agreement will have any effect on the continuing operation of this Section 5 and the Restrictions referenced herein, and this Section 5 and the Restrictions shall continue to apply in accordance with their respective terms during and after Executive’s employment with the Company, whether or not any other provisions of this Agreement remain in effect at such time.

(k) Remedies. Executive acknowledges and understands that this Section 5 and the other provisions of this Agreement are of a special and unique nature, the breach of which cannot be adequately compensated for in damages by an action at law, and that any breach or threatened breach of such provisions would cause the Company Group irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach, without the requirement of any bond or other security. Nothing contained in this Section 5 shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive.

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(l) Review. Executive acknowledges and agrees that they were provided this Agreement and given at least seven (7) days to review this Agreement prior to signing. The Company advises Employee of the right to seek the advice of counsel prior to signing.

6. Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. The Company may in its sole discretion assign its rights and obligations under this Agreement, without the consent of Executive, including to any of its subsidiaries or affiliates or to any Person which at any time, by purchase, reorganization, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of business of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company (as defined in this Agreement) and any successor or assign thereof.

7. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At Executive’s last known address

evidenced on the Company’s

payroll records.

If to the Company:

ONE Nuclear Energy LLC

Attn: Kevin Dowd – Chief Operating Officer

kdowd@onenuclearenergy.com

700 S Rosemary Ave, Suite 204

West Palm Beach, FL 33401

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

8. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates shall be entitled to withhold any and all such taxes from amounts payable hereunder.

9. Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

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10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles. The parties agree that any litigation arising under this Agreement shall be brought in the state or federal courts of Florida.

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

13. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

14. Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof, and any offer letter or employment agreement between Executive and the Company or any of its affiliates or any of their respective predecessors, is hereby terminated and shall be of no further force or effect from and after the Effective Date.

15. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

16. Representations. Executive hereby represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, and (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date written above.

“COMPANY”

ONE NUCLEAR ENERGY INC.

By:	/s/ Kevin Dowd
Name:	Kevin Dowd
Title:	Chief Operating Officer
Date:	Aug 10, 2026

“EXECUTIVE”

/s/ Ann Anthony
Name:	Ann Anthony
Date:	8/11/2026

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Ann Anthony Employment Agreement v6 (final).docx

EXHIBIT A

COMPENSATION

Annual Salary: $425,000 annualized salary.

Annual Bonus: You will be eligible for an Annual Performance Bonus of up to one hundred percent (100%) of your annual base salary, based on the sole discretion of ONE’s Compensation Committee and the Board of Directors. Your Annual Performance Bonus will be paid in a combination of cash and stock as follows:

●	Cash Component - Twenty-five percent (25%) of your Annual Performance Bonus will be payable in cash.

●	Stock Component - Seventy-five percent (75%) of your Annual Performance Bonus will be paid in the form of Restricted Stock Units (“RSU”) in the form of common stock of ONE Nuclear Energy, Inc with a time-based vesting schedule. All RSUs granted to you under the Annual Performance Bonus are subject to a time-based 4-year quarterly vesting schedule with a 1-year cliff.

Annual Long-Term Incentive Grant: You are eligible for an Annual Long-Term Incentive Grant of up to fifty percent (50%) of your annual base salary, based on the sole discretion of ONE’s Compensation Committee and the Board of Directors, to be granted at the beginning of each calendar year.

For the initial grant year, the vesting schedule will be as follows:

●	Time Based Vesting (50%) - Fifty Percent of the RSUs granted to you under the Annual Long-Term Incentive Grant will be subject to a time-based 4-year quarterly vesting schedule with a 1-year cliff.

●	Performance Based Vesting (50%) – Fifty Percent of the RSUs granted to you under the Annual Long-Term Incentive Grant will be subject to a performance based vesting schedule as follows:

12.5% - will vest upon the first instance of the stock closing with a price at or above $15.00 for 10 consecutive trading days within five (5) years of the date of the grant.

12.5% - will vest upon the first instance of the stock closing with a price at or above $17.50 for 10 consecutive trading days within five (5) years of the date of the grant.

12.5% - will vest upon the first instance of the stock closing with a price at or above $20.00 for 10 consecutive trading days within five (5) years of the date of the grant.

12.5% - will vest upon the first instance of the stock closing with a price at or above $25.00 for 10 consecutive trading days within five (5) years of the date of the grant.

For following grant years, the specific terms and performance metrics of the Annual Long-Term Incentive Grant shall be determined by the Compensation Committee and the Board of Directors as part of the ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan on an annual basis.

One Time Equity Grant: You will receive an Initial One-Time RSU Stock Grant in the form of common stock of ONE Nuclear Energy Inc, on the first day of trading on NASDAQ, in a number of shares equivalent to one percent (1%) of the Membership Units of ONE Nuclear Energy LLC on a pre-merger basis. These RSUs will be granted out of the reserve shares held in the ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan.

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These RSUs will be subject to partially time based (50%) and partially performance based (50%) vesting requirements.

i)	Time Based Vesting – Fifty percent (50%) of the shares shall be subject to time vesting:

a.	16.66% shall vest on the first-year anniversary following the grant.

b.	16.66% shall vest on the second-year anniversary following the grant.

c.	16.67% vest on the third-year anniversary following the grant.

ii)	Performance Based Vesting – Fifty Percent (50%) of the shares shall be subject the following performance based vesting metrics:

a.	12.5% upon ONE Nuclear Energy Inc. executing its first binding Power Purchase Agreement (PPA) with an off-taker.

b.	12.5% upon ONE Nuclear Energy Inc. securing financing and a Notice to Proceed (NTP) for the first energy development project.

c.	12.5% upon ONE Nuclear Energy Inc. achieving the Commercial Operation Date (COD) on its first energy development project.

d.	12.5% upon ONE Nuclear Energy Inc’s common stock achieving a 120-day VWAP of $25/share.

The grant of any equity awards will be subject to completion of the de-SPAC transaction, and the approval of the Compensation Committee of ONE Nuclear Energy Inc.

The full and complete terms of any equity grants/awards shall be set forth in ONE’s equity plan documents.

Vesting of the One Time Equity Grant Upon Death or Disability:

i)	Vesting Upon Death. In the event of the Executive’s death, one hundred percent (100%) of any Membership Unit Rights and RSUs granted under the One Time Membership Unit Rights Grant Section, shall automatically vest but shall be subject to restrictions on transfer for the remainder of the original vesting period for the underlying securities.

ii)	Vesting Upon Disability. In the event of the Executive being deemed one hundred percent (100%) disabled, by two licensed physicians, one (1) selected by the Executive and one (1) selected by ONE, fifty percent (50%) of any Membership Unit Rights and RSUs granted under the One Time Membership Unit Rights Grant Section, shall automatically vest but shall be subject to restrictions on transfer for the remainder of the original vesting period for the underlying securities.

Vesting of the One Time Equity Grant Upon Change of Control:

i)	Prior to the adoption of the ONE Nuclear Energy Inc. 2026 Equity and Incentive Plan, “Change in Control” shall mean (i) an acquisition of more than 50% of the Company’s outstanding equity by a single person or group, (ii) a merger in which existing equity holders receive less than 50% of the surviving entity, or (iii) a sale of all or substantially all of the Company’s assets.

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ii)	Upon a Change in Control resulting from (i) an acquisition of more than 50% of the Company’s outstanding equity by a single person or group or (ii) a merger in which existing equity holders receive less than 50% of the surviving entity, all equity granted under the One Time Equity Grant shall immediately vest but shall be subject to restrictions on transfer for the remainder of the original vesting period for the underlying securities.

iii)	Upon a Change in Control resulting from a sale of all or substantially all of the Company’s assets, all equity granted under the One Time Equity Grant shall immediately vest with no further contractual restrictions.

iv)	For the avoidance of doubt, the de-SPAC merger with Hennessy Capital Investment Corp. VII (and all transactions contemplated thereby, including the issuance of shares in connection with a PIPE offering or other capitalization) shall not constitute a Change in Control for purposes of this Section.

Additional Benefits: Subject to availability requirements, you will be eligible to participate on the same basis as similarly situated employees in ONE’s benefit plans in effect from time to time during your employment, which will include health insurance for you, your spouse, and minor and special needs dependents. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. ONE reserves the right to modify, amend, or discontinue any benefits, policies, or rules at any time, in ONE’s sole discretion.

Resignation: If Executive resigns on Executive’s own accord, (a) all unvested Membership Rights shall be terminated and (b) Executive shall not be entitled to any severance payment.

Termination “For Cause”:

i)	shall retain any Membership Rights vested as of the date of termination.

ii)	Vested Membership Rights shall remain subject to their original restrictions.

iii)	Any Membership Rights not vested as of the date of termination shall be forfeited.

iv)	Any Performance-Based Equity not vested as of the date of termination shall be forfeited.

Termination “Without Cause”:

i)	shall retain any Membership Rights vested as of the date of termination.

ii)	Any Membership Rights not vested as of the date of termination shall immediately vest but shall retain their original restrictions.

iii)	shall be compensated with a severance payment equal to twelve (12) months base salary.

iv)	shall receive up to twelve (12) months of COBRA insurance paid for by the Company for Executive and spouse.

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